UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2009 (January 12, 2009)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 4300 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 458-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2009, Transmeridian Exploration Incorporated (the “Company”) and its wholly owned subsidiary JSC Caspi Neft TME (“Caspi Neft”) issued a press release (the “Press Release”) announcing the execution of a loan agreement between Caspi Neft and OJSK Zere (the “Lender”), an affiliate of Earlan Sagadiev. The term loan agreement is effective as of January 12, 2009 and provides for multiple draw term loans of up to $2,000,000 in the aggregate. Borrowings under the term loan facility bear interest at the rate of 25% per annum and all principal and interest is due at the date which is 120 days following the final draw down under the facility. The facility is secured by a pledge of Caspi Neft’s tangible personal property, including oil in storage at Caspi Neft’s South Alibek field in Kazakhstan, and certain other collateral. Term loan advances will be made available to Caspi Neft and the Company pursuant to a budget agreed to with the Lender and receipt of certain required waivers from the holders of a majority in principal amount of the Company’s senior secured notes.

The Company also announced the execution of a consulting agreement by and among the Company, Caspi Neft and Mr. Sagadiev, the purpose of which is to secure Mr. Sagadiev’s assistance in stabilizing field operations, preserving the associated asset value and working with the Company’s management to effect a sale of Caspi Neft.

A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item. 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this current report is hereby incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In the Press Release, the Company also announced that, as of January 12, 2009, Lorrie T. Olivier resigned as Chief Executive Officer of the Company and has stepped down as Chairman of the Company’s Board of Directors. Mr. Olivier will remain a director of the Company and Fred S. Zeidman will assume the Chairmanship of the Company’s board of directors.

(c) The Company also announced that Gary W. Neus and Mr. Zeidman, current members of the Company’s board of directors, have agreed to accept positions as Co-Chief Restructuring Officers, effective as of January 12, 2009. In their capacities as Co-Chief Restructuring Officers, Messrs. Neus and Zeidman will exercise the entire executive management function over all of the Company’s operations and assets, including the on-going efforts to effect a sale or other transaction involving the Company, Caspi Neft, and/or its major asset, the South Alibek field in Kazakhstan.

Following is a brief description of the background and business experience of Messrs. Neus and Zeidman.

Mr. Neus, 56, joined the Company’s board of directors in May 2008. Mr. Neus has served as a business consultant since January 2006, and has assisted in general corporate matters, including a financing project in the United Kingdom, a corporate restructuring and in the portfolio management of a fund’s projects. Prior to January 2006, Mr. Neus served as an Assistant Treasurer for Project Structure and Acquisition Finance at Unocal, serving in such capacity from 1998 until September 2005. Mr. Neus holds a Bachelor of Science degree in Accounting from Northeastern University and a Master of Business Administration degree from Fairleigh Dickinson University.

Mr. Zeidman, 62, joined the Company’s board of directors in May 2008. Mr. Zeidman was appointed chairman of the United States Holocaust Memorial Council by President George W. Bush in March 2002. A prominent Houston-based business and civic leader, Mr. Zeidman is interim President of Nova Biosource Fuels, Inc., serving in such capacity since March 2008. Mr. Zeidman is also the Chairman of the Board of Corporate Strategies, Inc., serving in such capacity since September 2005, and was the Chairman of the Board of Seitel, Inc. from June 2002 until its sale in February 2007. Mr. Zeidman holds a Bachelor’s degree from Washington University in St. Louis and a Masters in Business Administration degree from New York University.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 Transmeridian Exploration Incorporated Press Release dated January 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: January 13, 2009	By:	/s/ Earl W. McNiel
	Name:	Earl W. McNiel
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Transmeridian Exploration Incorporated Press Release dated January 12, 2009.